Exhibit 5.1

December 8, 2025

Via FedEx and EDGAR Filing

Where Food Comes From, Inc. 202 6th Street, Suite 400 Castle Rock, CO 80104

Ladies and Gentlemen:

We have acted as special Colorado counsel to Where Food Comes From, Inc.., a Colorado corporation, (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the issuance by the Company of up to an aggregate of 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, under the terms of the Company’s 2026 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings provided in the Act.

In rendering this opinion, we have reviewed executed originals or copies of the following documents, each dated as of the date hereof:

(1) the Registration Statement;

(2) the Articles of Incorporation of the Company as filed on Match 20, 2006, as thereafter amended;

(3) the Plan; and

(4) such other documents as we have deemed necessary for the rendering of the opinions expressed below.

The documents referenced in subsections (1) through (3) above may be referred to collectively herein as the “Transaction Documents.”

1801 California Street ■ Suite 2600 ■ Denver, Colorado 80202
t (303) 830-2400 ■ f (303) 830-1033 ■ www.fwlaw.com

December 8, 2025

In conducting our review, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity, completeness and accuracy of all documents submitted to us as originals, the completeness, accuracy and conformity to authentic originals of all documents submitted to or obtained by us as copies (whether or not certified), the due acknowledgment of all documents requiring the same, the complete and accurate assembly of counterpart documents and signature pages with the intended final document versions, the complete and accurate insertion of the intended dates or other information into all blank spaces in all documents, and the complete and accurate attachment of all intended exhibits and schedules to all documents. Each of the governmental certificates, publicly filed or recorded items and searches of public record (if any) examined by us were obtained by an independent firm not under our control or supervision, and we have assumed that they are sufficient and would disclose no additional relevant or conflicting facts if updated through the date of this opinion letter. In addition, we have assumed and without independent investigation have relied upon the factual accuracy of each of the representations, warranties, acknowledgments, certifications and other information contained in the items we examined (other than to the extent of our express legal conclusions in our express opinions below), and upon the assumptions we have made in this opinion letter. Except as expressly set forth in this opinion letter, we have not searched, examined or reviewed any books, records or files of the Company or other person, any docket or other court or public record or file, any database or other information collection, or any agreement, communication, instrument, file, financial statement, lien, minute, record, tax return or other document of the Company or other person, we have not commissioned or conducted any search for or otherwise requested any such item, and we have not commissioned or conducted any other search, examination, review, investigation or inquiry to confirm or determine the existence or absence of any facts relevant to the opinions expressed herein.

Where reference is made in this opinion letter to matters within our knowledge, or to facts and circumstances known to us, such reference means the actual knowledge of those attorneys currently within our firm who have given substantive attention to the Transaction Documents. By actual knowledge, we mean the conscious awareness of information about either fact or law (depending upon usage) of any such lawyer without undertaking any investigation to determine the existence or absence of any facts, either within our firm or otherwise, recognizing that what is “known” at one time may not be in the mind or may be forgotten altogether at another time.

We express no opinion whatsoever respecting any Transaction Document, or any right, power, privilege, remedy or interest intended or purported to be created thereunder, insofar as: (a) any of the rights, powers, privileges, remedies and interests of a person thereunder may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other laws affecting or respecting any rights, powers, privileges, remedies or interests of creditors, obligees or sureties generally, (ii) principles of equity or public policy affecting the enforcement of obligations generally, whether considered at law, in equity or otherwise, including (without limitation) those pertaining to materiality, good faith, fair dealing, diligence, reasonableness, unconscionability, impossibility of performance, redemption or other cure, suretyship rights or defenses, waivers, releases, laches, estoppel, or judicial deference, or (iii) the exercise of the discretionary powers of any court or other authority before which may be brought any proceeding seeking equitable, legal or other remedies, including (without limitation) specific performance, injunctive relief, contribution, subrogation, indemnification, determinations of damages and mitigations, and determinations and awards of attorney and other professional fees and expenses; (b) the rights, powers, privileges, remedies and interests of any person under any Transaction Document or applicable law may be exercised or otherwise enforced in bad faith, in a commercially unreasonable manner, at any time other than during the continuance of an Event of Default, or for immaterial breaches, consequences or damages; and (c) any provision of any Transaction Document conflicts or is inconsistent with any provision of that or any other Transaction Document or references or purports to incorporate or require performance of or otherwise affect any of the provisions of any document.

December 8, 2025

We express no opinion whatsoever as to any of the following in any Transaction Document: (a) whether any rights or remedies may be cumulative, exclusive or non-exclusive, either contractually or through the effect of any applicable single-action rule or election of remedies rule; and instead we have assumed that all rights and remedies are cumulative and not alternatives; (b) any agreement to agree, any election of rights or remedies, any self-help remedy, any non-judicial or non-statutory remedy, any penalty, any power of attorney, any non-statutory collateral disposition, any severability or future reformation, or any “savings”, “time is of the essence” or similar provision; (c) any exculpation or indemnification for bad faith, negligence, misconduct or breach of contract or applicable law or for any matter to the extent impermissible under applicable law or public policy; (d) any waivers or limits respecting jury trial, required notices, required procedures, legal rights and remedies, or service of process; (e) matters of conspicuousness of any provision; (f) any provision of any Transaction Document purporting to make any person (i) a borrower or other primary obligor with respect to any obligation to the extent such person may be determined or deemed to be a surety under the applicable facts and circumstances, or (ii) a guarantor or other secondary obligor with respect to any obligation to the extent such person may be determined or deemed to be a borrower or primary obligor under the applicable facts; (g) any claim, right or defense that may arise under applicable suretyship law, whether (if at all) any such claim, right or defense has been effectively modified or waived, any effect (individually or cumulatively) of the absence or unenforceability of any waiver of any such suretyship claim, right or defense, or any effect (individually or cumulatively) of the validity or application of any such claim, right or defense; (h) any provision of any Transaction Document purporting to impose any obligation on or otherwise bind any person that is not a party to such Transaction Document, or to entitle the Lenders to any right or claim against any such person with respect thereto; or (i) any provision of any Transaction Document purporting to deem any notice as effective after a period of time irrespective of its actual receipt or to include the period between the giving or deemed receipt of notice and the time of its actual receipt in any calculation respecting any prior notice, cure or similar period required under any Loan Document or applicable law.

For purposes of this opinion letter, we express no opinion as to the applicable law of any jurisdiction other than the applicable state statutes and regulations of the States of Colorado and the applicable federal statutes and regulations of the United States, in each case as currently in effect.

We express no opinion whatsoever respecting: (a) the applicable laws of any county, city, town, municipality or other local or special political subdivision; or (b) any international law, treaty or convention, irrespective of any United States ratification or participation. Furthermore, we express no opinion whatsoever as to matters pertaining to any applicable law respecting: zoning, land use, wetlands or the like; hazardous substances or the environment (including, without limitation, petroleum products or their storage, use, sale, disposition, regulation or licensing); healthcare or medical licensing; health or safety; food, alcohol, drugs or other regulated items; criminal activities; criminal or civil forfeiture; national or state emergency; employment or labor; pension or benefit plans; antitrust or unfair competition; racketeering; fiduciary duties; taxes or levies; securities, futures, commodities and the like (including, without limitation, any blue sky or similar law); assignment of governmental accounts, contracts or claims; any copyrights, patents, trademarks or other intellectual properties; or the USA Patriot Act of 2001, as amended, or any other applicable law pertaining to restricted or embargoed assets, countries, investments or persons, money laundering, or terrorism or other enemies of the United States.

December 8, 2025

On the basis of the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1. the Shares, when issued by the Company in accordance with the terms of the Plan and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable

2. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is furnished in connection with the transactions contemplated by the Transaction Documents. Our opinions are limited to and as of the date hereof, including (without limitation) the documents, applicable law, facts and circumstances as of the date hereof (which we note could be changed with possible retroactive effect). In any event we do not undertake to advise you of any such item or change therein occurring or coming to our attention subsequent to the date hereof.

Sincerely yours,

/s/ Fairfield and Woods, P.C.

Fairfield and Woods, P.C.

cc:	Where Food Comes From, Inc.